Exhibit 12. (b)

COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES AND PREFERRED SHARE
DIVIDENDS SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES
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
                                                             Year Ended December 31
                                                  1994      1993      1992      1991      1990
                                                           (millions, except ratios)
Fixed Charges
  Interest and amortization of debt discount
   and expense on all indebtedness               $1,339    $1,400    $1,389    $1,568    $1,651

  Add interest element implicit in rentals          208       200       256       244       233
                                                  1,547     1,600     1,645     1,812     1,884
  Preferred dividend factor                         175       159       120         4        -
  Interest capitalized                                1         3        23        22        16
Total fixed charges                              $1,723    $1,762    $1,788    $1,838    $1,900

Income (loss)
  Income (loss) from continuing operations       $1,244    $2,420   ($2,311)     $883      $646
  Add undistributed net loss
   of unconsolidated companies                      (17)       (1)      (24)      (10)      (10)
                                                  1,261     2,421    (2,287)      893       656
Add
  Fixed charges (excluding interest capitalized
    and preferred dividend factor)                1,547     1,600     1,645     1,812     1,884
  Income taxes (benefit)                            358       404    (1,965)      (57)     (402)
       Income (loss) before fixed charges and
         income taxes                            $3,166    $4,425   ($2,607)   $2,648    $2,138

Ratio of income to combined fixed charges
  and preferred share dividends                    1.84      2.51     (A)        1.44      1.13


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(A)  As a result of the loss for the year ended December 31, 1992, earnings did not cover fixed charges and preferred share dividends by $4,395 million.

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